Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2025, relating to the financial statements and financial highlights, which appear in the September 30, 2025 Annual Report to Shareholders of Colorado BondShares - A Tax-Exempt Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights” and “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.

Denver, Colorado

January 30, 2026

Plante & Moran, PLLC